Exhibit 10.1
July 16, 2008
Capela Overseas Ltd.
Dear Michael Barth:
This letter agreement between Capela Overseas Ltd. (the “Warrantholder”) and ChinaCast Education Corporation (the “Company”) sets forth the understanding between the parties in connection with the exercise by the Warrantholder of 94,117 warrants (the “Warrants”) currently held by the Warrantholder.
Pursuant to Section 3.1 of the Warrant Agreement dated on or about March 17, 2004 (the “Warrant Agreement”), the Company hereby agrees to reduce the Warrant Price (as defined in the Warrant Agreement) for the Warrantholder from $5.00 per share to $4.25 per share. In connection with this reduction of the Warrant Price, the Warrantholder hereby elects to exercise all of the Warrants, and to purchase the shares of common stock issuable upon the exercise of such Warrants (the “Common Stock”).
Further, pursuant to Section 3.3.1 of the Warrant Agreement, in connection with the exercise of the Warrants, upon exercise hereof, the Warrantholder shall execute the attached Subscription Form and submit it to the Warrant Agent and shall pay, in full to the Company, the Warrant Price, as hereby reduced, in cash, certified check or wire transfer, for each share of Common Stock as to which the Warrant is exercised.
In further consideration for the Warrantholder exercising the Warrants in full and in consideration for the current market price of the Warrants, upon such exercise and payment in full of the Warrant Price, the Company hereby agrees to issue to the Warrantholder 14,394 shares of restricted stock (the “Shares”), which was determined by the following formula:

Warrants exercised by the Warrantholder x 0.65

$4.25
The Warrantholder represents that it is an “accredited investor” as such term is defined in Rule 501 of Regulation D (“Reg. D”) promulgated under the Securities Act of 1933, as amended (the “Act”). The Warrantholder represents that the Shares are purchased for its own account, for investment and not for distribution except pursuant to an effective registration statement or a transfer exempt from registration under the Act..
The Warrantholder consents to the placement of a legend on any certificate or other document evidencing the Shares stating that they have not been registered under the Act and setting forth or referring to the restrictions on transferability and sale thereof. Each certificate evidencing the Shares shall bear the legends set forth below, or legends substantially equivalent thereto, together with any other legends that may be required by federal or state securities laws at the time of the issuance of the Shares:
THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) REGISTERED UNDER THE ACT OR (II) (A) THE ISSUER OF THE SHARES (THE “ISSUER”) HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT AND (B) THE TRANSFEREE IS ACCEPTABLE TO THE ISSUER
Unless otherwise set forth herein, all terms shall have the meaning ascribed to them in the Warrant Agreement.
Except as expressly set forth in this letter agreement, all of the terms of the Warrant Agreement shall remain unchanged and in full force and effect.
The parties expressly agree that all the terms and provisions hereof shall be construed in accordance with and governed by the internal laws of the State of New York.
This letter agreement may be signed in counterparts, which may be delivered by facsimile or other electronic transmission (which delivery shall not affect the validity of such counterparts).
Very truly yours,
CHINACAST EDUCATION CORPORATION

By:	/s/ Ron Chan
Name:	Ron Chan
Title:	CEO

Accepted and agreed to as of the date first above written:
CAPELA OVERSEAS LTD

By:	/s/ Michael Barth
Name:	Michael A. Barth
Title:	Director